Exhibit 21.1

Subsidiaries of Registrant

iBioDefense Biologics LLC (“iBioDefense”) is wholly-owned and incorporated in Delaware

iBio Peptide Therapeutics LLC (“iBio Peptide”) is wholly-owned and incorporated in Delaware

iBio Manufacturing LLC (“iBio Manufacturing”) is wholly-owned and incorporated in Delaware

IBIO DO BRASIL BIOFARMACÊUTICA LTDA (“iBio Brazil”) is organized in Brazil (99% ownership interest)

iBio CDMO LLC (“iBio CDMO”) is registered in Texas and was originally named iBio CMO LLC (99.99% ownership interest). Name was changed effective July 1, 2017.